Exhibit 4.3

PRIVILEGED AND CONFIDENTIAL

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

relating to

OURA INC.

[ ● ], 2026

Oura Inc. — Shareholders Agreement

CONTENTS

1.	DEFINITIONS		1

2.	PRE-EMPTIVE RIGHTS		9

	2.1	Future Financing and Pre-Emptive Rights	9

3.	ADMINISTRATION AND MANAGEMENT OF THE COMPANY		10

	3.1	Board of Directors	10

	3.2	Medical Advisory Board	12

4.	REPORTING AND ACCESS TO INFORMATION		12

5.	TRANSFER OF EQUITY SECURITIES		13

	5.1	General Provisions	13

	5.2	Restrictions on Transfer	13

	5.3	Right of First Refusal	14

	5.4	Drag-Along Right	14

	5.5	Tag-Along Right	15

	5.6	Additional Provisions Related to the Drag-Along Right and Tag-Along Right	16

	5.7	Redemptions	17

	5.8	Permitted Assignees	18

6.	SHARES HELD BY EMPLOYEE SHAREHOLDERS		19

	6.1	Vesting of Incentive Equity Securities	19

7.	COVENANTS AND UNDERTAKINGS		19

	7.1	Intellectual Property Rights	19

	7.2	Confidentiality	20

	7.3	Non-Competition and Non-Solicitation	21

	7.4	Co-operation	22

	7.5	Tax Covenants	22

8.	BREACH OF THE AGREEMENT		22

	8.1	Transfer of Administrative Rights	22

	8.2	Pledge	23

9.	TERM AND TERMINATION		23

10.	OTHER PROVISIONS		24

	10.1	Force Majeure	24

	10.2	Amendments	24

	10.3	Additional Parties	24

	10.4	Assignment	25

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10.5	Aggregation of Shares	25

10.6	Notices	25

10.7	Entire Agreement	25

10.8	Interpretation	26

10.9	Schedules Incorporated	26

10.10	Waivers	26

10.11	Severability	26

10.12	Governing Law	27

10.13	Counterparts	27

10.14	Titles and Subtitles	27

10.15	Share Certificate Legend	27

10.16	Further Assurances	28

10.17	Arbitration	28

10.18	Costs of Enforcement	28

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Oura Inc. — Shareholders Agreement

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (as amended or restated from time to time, the “Agreement”) is made as of [ ● ], 2026 (“Effective Date”), by and among Oura Inc., a Delaware corporation (the “Company”), those certain individuals listed in Section 1 of Schedule A hereto (each, a “Founder”, and collectively, the “Founders”), those certain stockholders of the Company listed in Section 2 of Schedule A hereto (each, a “Designated Major Shareholder” or “Other Major Shareholder”, as set forth in Section 2 of Schedule A, and collectively, the “Major Shareholders”), those certain stockholders of the Company listed in Section 3 of Schedule A hereto (each, a “Minority Shareholder”, and collectively, the “Minority Shareholders”), and any additional Person (as defined below) that becomes a party to this Agreement as a Shareholder (as defined below) in accordance with the terms hereof (each hereinafter collectively referred to as “Parties”, and each individually as a “Party”). The Parties set out on Schedule A hereto are collectively referred to as “Shareholders” and each individually as a “Shareholder”.

RECITALS:

WHEREAS, the Company and the Shareholders are parties to that certain Shareholders Agreement, dated as of March 31, 2026 (the “Existing SHA”);

WHEREAS, pursuant to Section 10.2(a) of the Existing SHA, the Existing SHA may be amended with the written consent of Shareholders representing at least fifty percent (50%) of the outstanding votes of the Company, including at least fifty percent (50%) of the votes represented by the Preferred Shares (as defined in the Existing SHA) (the “Requisite Shareholders”); and

WHEREAS, in connection with the IPO (as defined below), the Requisite Shareholders have consented to the amendment and restatement of the Existing SHA in its entirety as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties bound hereby agree that the Existing SHA is, with effect immediately prior to the effectiveness of the registration statement filed by the Company with the SEC (as defined below) in connection with the IPO, amended and restated in its entirety to read as follows:

1.	DEFINITIONS

As used in this Agreement, the following capitalized terms have the following meanings:

1.1	“Affiliate”

means, in respect of a Person, another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

1.2	“Agreement”	has the meaning set out in the introductory paragraph of this Agreement.

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1.3	“Bedford”	means Bedford Ridge Investment Company I LP (together with its Affiliates).

1.4	“Beneficial Owners”	has the meaning set out in Section 4(e).

1.5	“Block”	means Aderyn, Inc. (together with its Affiliates).

1.6	“Board”	means the Board of Directors of the Company.

1.7	“Business”	means the business of the Company as it is conducted on the Effective Date and, subsequently, as determined by the Board.

1.8	“Business Day”	means a day on which banks are generally open for business in Finland and New York, NY.

1.9	“Certificate of Incorporation”	means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.10	“Common Shares”	means shares of the Company’s Common Stock, par value $0.00001 per share.

1.11	“Company”	has the meaning set out in the introductory paragraph of this Agreement.

1.12	“Company Competitor”

means any Person that, directly or indirectly, manufactures, distributes, sells or otherwise offers wearable technology products that measure or report the personalized health data of users, or any Person that is reasonably determined by the Board to be a competitor of any of the Group Companies in any material respect and any Affiliates of any such Person (it being understood that the board member appointed by a Party proposing to Transfer Shares to such Person shall be conflicted and recused from participating in such decision-making); provided, however, Bedford, Forerunner, and Block shall not be deemed a Company Competitor.

1.13	“Confidential Information”

means any and all non-public information of any kind or nature whatsoever, whether written or oral, including, without limitation, financial information; trade secrets; any Group Company’s technology or methodology associated with concepts, products and services including research activities and the techniques and processes used for development of concepts, products and services; any Group Company’s computer systems, source codes and software, including, without limitation, software and technical information necessary for the development, maintenance or operation of websites; the Group Companies’ current and prospective Intellectual Property; client lists; user information and other proprietary business information regarding this Agreement or the Parties or any Group Company, as the case may be. For clarity, the existence of this Agreement and the terms hereof shall constitute Confidential Information.

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1.14	“Control”

means the power to direct or cause the direction of the management and policies of a party, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings.

1.15	“Controlling Interest”	means greater than fifty percent (50%) of the outstanding Shares and votes of the Company.

1.16	“Deemed Liquidation Event”	has the meaning set out in the Certificate of Incorporation.

1.17	“Designated Major Shareholder”	means any Shareholder designated as a Major Shareholder by the Board, as set forth on Schedule A, from time to time.

1.18	“DGCL”	means the Delaware General Corporation Law, as amended.

1.19	“Direct Listing”

means the initial listing of Shares (or other Equity Securities) on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board by means of an effective registration statement filed by the Company with the SEC, without a related underwritten offering of such Shares (or other Equity Securities)

1.20	“Drag-Along Notice”	has the meaning set out in Section 5.4(b).

1.21	“Drag-Along Right”	has the meaning set out in Section 5.4(a).

1.22	“Drag-Along Sale”	sale of Equity Securities that occurs due to a Drag-Along Right invoked by Drag-Along Sellers.

1.23	“Drag-Along Sellers”	has the meaning set out in Section 5.4(a).

1.24	“Effective Date”	has the meaning set out in the introductory paragraph of this Agreement.

1.25	“Employee Shareholder”	means each individual that may have acceded or may accede (either directly or indirectly through a holding company) to this Agreement as an Employee Shareholder.

1.26	“Equity Securities”	means the Shares and any securities directly or indirectly convertible into or exchangeable for Shares, as well as an option or any other right to subscribe for, purchase or otherwise acquire Shares.

1.27	“Exempted Securities”	has the meaning set forth in the Certificate of Incorporation.

1.28	“Existing SHA”	has the meaning set out in the Recitals.

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1.29	“Fair Market Value”

means with respect to Equity Securities or assets, where applicable, the value agreed upon between the relevant Parties and in the event such agreement cannot be reached without delay, the market value as determined by the Company’s auditor at the request of any relevant Party, the cost of which valuation shall be borne equally by the Company and the relevant Party, unless the request for valuation has been clearly unreasonable (e.g. to stall proceedings), in which event the Party requesting the valuation shall bear the costs. In the event the Company’s auditor for any reason does not provide such a valuation, the request may be made by the Board to any independent public accountants of nationally recognized standing. The valuation provided by the auditor shall be final and binding upon all Parties and may not be disputed.

1.30	“Fidelity”

means Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, Fidelity Blue Chip Growth Commingled Pool, Fidelity Blue Chip Growth Multi-Asset Base Fund, Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund, Fidelity Blue Chip Growth Institutional Trust, Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, FIAM Target Date Blue Chip Growth Commingled Pool, Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, Fidelity NorthStar Fund - Sub D, Fidelity Trend Fund: Fidelity Trend Fund, Fidelity Securities Fund: Fidelity Small Cap Growth Fund, Fidelity Securities Fund: Fidelity Small Cap Growth K6 Fund, Fidelity U.S. Growth Opportunities Investment Trust, Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio, Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, Fidelity Growth Company Commingled Pool, Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund, Fidelity Venture Capital Fund I LP, Fidelity Contrafund Commingled Pool By: Fidelity Management Trust Company, as Trustee, Fidelity Contrafund: Fidelity Contrafund K6, Fidelity Contrafund: Fidelity Contrafund, Fidelity Contrafund: Fidelity Advisor New Insights Fund, Fidelity Global Growth and Value Investment Trust - By its manager Fidelity Investments Canada ULC, Fidelity Insights Investment Trust By its manager Fidelity Investments Canada ULC, Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund, and Variable Insurance Products Fund II: Contrafund Portfolio (together with their Affiliates).

1.31	“Force Majeure Event”	has the meaning set out in Section 10.1(a).

1.32	“Forerunner”	means Forerunner Partners IV, L.P. (together with its Affiliates).

1.33	“Founders”	has the meaning set out in the introductory paragraph of this Agreement.

1.34	“Fully Exercising Shareholder”	has the meaning set out in Section 2.1(c).

1.35	“Group Company”	means the Company and any of its subsidiaries from time to time.

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Oura Inc. — Shareholders Agreement

1.36	“ICONIQ”	means ICONIQ Strategic Partners VII, L.P., ICONIQ Strategic Partners VII-B, L.P. and ICONIQ Strategic Partners VII Co-Invest, L.P. (Series OR) (together with their Affiliates).

1.37	“Intellectual Property”

means any patents, utility models, rights to inventions and discoveries, trademarks and service marks, trade names and auxiliary trade names, copyrights (including but not limited to the right to alter the works and the right to transfer copyrights), designs, internet domains, rights to source code, database and catalogue rights, technical examples, trade secrets, know-how and other intellectual property rights, whether or not registered, and applications for any of the foregoing.

1.38	“IPO”	means an initial public offering of the Shares of the Company.

1.39	“Issuance Notice”	has the meaning set out in Section 2.1(b).

1.40	“JAMS”	has the meaning set out in Section 10.17 (Arbitration).

1.41	“JAZZ”	means JAZZ Human Performance Fund II, LP (together with its Affiliates).

1.42	“Law”	means any applicable law, order, decree, ordinance, statute, regulation, rule or directive in force from time to time.

1.43	“Lifeline Ventures”	means Lifeline Ventures Fund I Ky and Lifeline Ventures Fund IV Ky (together with their Affiliates).

1.44	“LP Fund”	has the meaning set out in Section 5.8(c).

1.45	“Major Shareholder”	means the Designated Major Shareholders and Other Major Shareholders.

1.46	“Managing Director”	has the meaning set out in the Certificate of Incorporation.

1.47	“Minority Shareholder”	has the meaning set out in the introductory paragraph of this Agreement.

1.48	“New Issuance”	has the meaning set out in Section 2.1(a).

1.49	“Offered Shares”	has the meaning set out in Section 5.3(a).

1.50	“Other Major Shareholder”

means any Shareholder that holds, together with its Affiliates, at least 3,700,000 Preferred Shares (as equitably adjusted for any share split, combination or equivalent after the Effective Date), as set forth on Schedule A from time to time.

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1.51	“Partner”

means each shareholder, partner, member or other equity holder of a Shareholder and any person holding an option to acquire a share, partnership interest, membership interest or other equity interest in a Shareholder and any direct or indirect equity owner of such shareholder, partner, member, other equity holder or optionholder.

1.52	“Party”	has the meaning set out in the introductory paragraph of this Agreement.

1.53	“Person”	means any individual, corporation, partnership, limited liability company, firm, joint venture, association, governmental body or other entity.

1.54	“Pledge”	has the meaning set out in Section 8.2(a).

1.55	“Pledged Instruments”	means the Equity Securities that are subject to the Pledge.

1.56	“Pre-Emptive Rights Holders”

means any Shareholder that has (i) purchased Preferred Shares from the Company for an aggregate purchase price of at least $250,000 or (ii) purchased preferred shares of the Company’s predecessor entity, Oura Health Oy, from Oura Health Oy for an aggregate purchase price of at least $250,000.

1.57	“Preferred Majority”	means the holders of a majority of the then outstanding Preferred Shares on an as-converted basis.

1.58	“Preferred Shares”

means Series Seed-1 Preferred Shares, Series Seed-2 Preferred Shares, Series Seed-3 Preferred Shares, Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares, Series C-1 Preferred Shares, Series C-2 Preferred Shares, Series C-3 Preferred Shares, Series D Preferred Shares and Series E Preferred Shares.

1.59	“Redemption Shareholders”	has the meaning set out in Section 5.7(b).

1.60	“SEC”	means the Securities and Exchange Commission.

1.61	“Secured Obligations”

means, in relation to a Minority Shareholder, all existing and future liabilities and obligations of such Minority Shareholder under this Agreement, including any liability to pay damages to the Company for a breach of this Agreement and any costs, fees or expenses incurred by the Company due to the non-fulfillment by such Minority Shareholder of its obligations under this Agreement.

1.62	“Selling Shareholder”	has the meaning set out in Section 5.3(a).

1.63	“Series A Director”	has the meaning set out in the Certificate of Incorporation.

1.64	“Series A Major Holders”

means the Series A Preferred Shareholders holding over 30,000 Series A Preferred Shares (as equitably adjusted for any share split, dividend or combination with respect to such Series A Preferred Shares).

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Oura Inc. — Shareholders Agreement

1.65	“Series A Preferred Shareholders”	means the holders of Series A Preferred Shares.

1.66	“Series A Preferred Shares”	means the Series A-1 Preferred Shares and Series A-2 Preferred Shares.

1.67	“Series A-1 Preferred Shares”	means shares of the Company’s Series A-1 Preferred Stock, par value $0.00001 per share.

1.68	“Series A-2 Preferred Shares”	means shares of the Company’s Series A-2 Preferred Stock, par value $0.00001 per share.

1.69	“Series B Directors”	has the meaning set out in the Certificate of Incorporation.

1.70	“Series B Preferred Shares”	means the Series B-1 Preferred Shares and Series B-2 Preferred Shares.

1.71	“Series B-1 Preferred Shares”	means shares of the Company’s Series B-1 Preferred Stock, par value $0.00001 per share.

1.72	“Series B-2 Preferred Shares”	means shares of the Company’s Series B-2 Preferred Stock, par value $0.00001 per share.

1.73	“Series C Directors”	has the meaning set out in the Certificate of Incorporation.

1.74	“Series C Preferred Shares”	means the Series C-1 Preferred Shares, Series C-2 Preferred Shares, and Series C-3 Preferred Shares.

1.75	“Series C-1 Preferred Shares”	means shares of the Company’s Series C-1 Preferred Stock, par value $0.00001 per share.

1.76	“Series C-2 Preferred Shares”	means shares of the Company’s Series C-2 Preferred Stock, par value $0.00001 per share.

1.77	“Series C-3 Preferred Shares”	means shares of the Company’s Series C-3 Preferred Stock, par value $0.00001 per share.

1.78	“Series D Preferred Shares”	means shares of the Company’s Series D Preferred Stock, par value $0.00001 per share.

1.79	“Series D Preferred Shareholders”	means the holders of Series D Preferred Shares.

1.80	“Series E Preferred Shares”	means shares of the Company’s Series E Preferred Stock, par value $0.00001 per share.

1.81	“Series E Preferred Shareholders”	means the holders of Series E Preferred Shares.

1.82	“Series Seed Director”	has the meaning set out in the Certificate of Incorporation.

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1.83	“Series Seed Preferred Shares”	means shares of the Series Seed-1 Preferred Shares, Series Seed-2 Preferred Shares, and Series Seed-3 Preferred Shares.

1.84	“Series Seed-1 Preferred Shares”	means shares of the Company’s Series Seed-1 Preferred Stock, par value $0.00001 per share.

1.85	“Series Seed-2 Preferred Shares”	means shares of the Company’s Series Seed-2 Preferred Stock, par value $0.00001 per share.

1.86	“Series Seed-3 Preferred Shares”	means shares of the Company’s Series Seed-3 Preferred Stock, par value $0.00001 per share.

1.87	“Services Agreement”	has the meaning set out in Section 7.2(b).

1.88	“Shareholders”	has the meaning set out in the introductory paragraph of this Agreement.

1.89	“Shares”

means the Common Shares, the Series Seed Preferred Shares, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares.

1.90	“Shuman”	means David Shuman (together with his Affiliates).

1.91	“Tag-Along Notice”	has the meaning set out in Section 5.5(b).

1.92	“Tag-Along Right”	has the meaning set out in Section 5.5(a).

1.93	“Tag-Along Seller”	has the meaning set out in Section 5.5(a).

1.94	“Tag-Along Shareholder”	has the meaning set out in Section 5.5(a).

1.95	“Trade Sale”

means (i) a sale to a third party of a Controlling Interest in the Company; (ii) a sale to an existing Shareholder of all or substantially all of the Shares not already held by such Shareholder; (iii) a sale or exclusive license of all or substantially all of the assets of the Company; or (iv) a merger, reorganization or consolidation or other transaction subsequent to which the shareholders of the Company at such time will, as a result of such transaction, possess less than fifty percent (50%) of the shares of the surviving or new entity.

1.96	“Trade Sale Offer”	has the meaning set out in Section 5.4(a).

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1.97	“Transfer”

means to (i) issue, offer, sell, grant any option, right or warrant to purchase, or lend or otherwise transfer or dispose of, directly or indirectly, any securities or interests therein, (ii) pledge, mortgage or create any security interest on any securities or interests therein or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities or interests therein, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled in cash, by delivery of any such securities or interests or otherwise. A Transfer shall additionally mean a liquidation of community property between spouses, or transfer to a spouse or to an ascendant or a descendant under the applicable legislation concerning inheritance or to a third party by way of testament or will. When used as a noun, the term “Transfer” shall have the correlative meaning.

1.98	“Transfer Notice”	has the meaning set out in Section 5.3(a).

1.99	“Void Shares”	has the meaning set out in Section 5.7(a).

The definitions set forth or referred to above apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”. All references herein to Sections, Subsections and Schedules are deemed to be references to Sections and Subsections of, and Schedules to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any reference to any contract, instrument or Law is a reference to it as amended and supplemented from time to time. Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days.

2.	PRE-EMPTIVE RIGHTS

2.1	Future Financing and Pre-Emptive Rights

(a)

Other than in connection with the issuance of any Exempted Securities, subject to applicable securities laws and to the Shareholders providing the Company the investor representations substantially similar to those required from new investors in the Company’s most recent equity financing round, the Pre-Emptive Rights Holders shall have a pro rata right, calculated by dividing the number of Shares held by such Pre-Emptive Rights Holders by the total number of all Shares then outstanding, to participate in subsequent issuances of Equity Securities of the Company (such issuance, a “New Issuance”).

(b)

The Company shall give each of the Pre-Emptive Rights Holders a written notice (the “Issuance Notice”) of a contemplated New Issuance at least fifteen (15) Business Days prior to the proposed issuance date. The Issuance Notice shall specify the Equity Securities to be issued and the material terms and conditions of the issuance, including the pricing details thereof. Each Pre-Emptive Rights Holders may exercise its rights pursuant to Section 2.1(a) by delivering a written notice to the Company of its election within ten (10) Business Days after receipt of the Issuance Notice. If, upon the termination of such ten (10) Business Day period, a Pre-Emptive Rights Holders has not exercised its right to purchase any of its pro rata share of the Equity Securities to be offered, such Pre-Emptive Rights Holders shall be deemed to have waived its rights under Section 2.1(a) with respect to the issuance of Equity Securities specified in the Issuance Notice.

(c)

At the expiration of such ten (10) Business Day period, the Company shall promptly notify each Major Shareholder that is a Pre-Emptive Rights Holder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Shareholder”) of any other Pre-Emptive Rights Holder’s failure to do likewise. During the five (5) Business Day period commencing after the Company has given such notice, each Fully Exercising Shareholder may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Issuance for which Pre-Emptive Rights Holders were entitled to subscribe but that were not subscribed for by the Pre-Emptive Rights Holders which is equal to the proportion that the Shares held by such Fully Exercising Shareholder bears to the Shares held by all Fully Exercising Shareholders who wish to purchase such unsubscribed shares.

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(d)	The closing of the New Issuance shall take place at the time and in the manner provided in the Issuance Notice.

(e)

The rights and obligations set out in Sections 2.1(a) through 2.1(d) shall not apply to any IPO and will terminate in compliance with the provisions and requirements set out in Section 9 (Term and Termination).

3.	ADMINISTRATION AND MANAGEMENT OF THE COMPANY

3.1	Board of Directors

3.1.1	Number of Members of the Board and Nomination Rights

(a)	The Board shall consist of up to eight (8) directors. The chairperson of the Board shall be appointed by the Board.

(b)

Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders the following persons shall be elected to the Board:

(i)

as the Managing Director, the Company’s Chief Executive Officer, who as of the date of this Agreement is Thomas Hale, provided that if for any reason the Managing Director shall cease to serve as the Chief Executive Officer of the Company, each of the Shareholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned from the position of Managing Director; and (ii) to elect the then-current Chief Executive Officer of the Company to serve as the new Managing Director;

(ii)

as the Series Seed Director, one person designated from time to time by Lifeline Ventures, for so long as Lifeline Ventures continues to hold at least 2,723,084 Preferred Shares, which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, which individual as of the date of this Agreement is Timo Ahopelto;

(iii)	as the Series A Directors, two persons designated from time to time by the Series A Major Holders, which individuals as of the date of this Agreement shall be David Shuman and Dennis Durkin;

(iv)

as the Series B Directors, (a) one (1) person designated from time to time by Forerunner for so long as Forerunner (i) continues to hold at least 3,324,195 Preferred Shares, which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like and (ii) is not a Company Competitor, which individual as of the date of this Agreement is Eurie Kim, and (b) one (1) person designated from time to time by Block for so long as Block continues to hold at least 1,329,676 Preferred Shares, which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, which individual as of the date of this Agreement is Thomas Templeton;

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(v)

as the Series C Director, one person designated from time to time by Bedford for so long as Bedford continues to hold at least 1,257,141 Preferred Shares, which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, which individual as of the date of this Agreement is Robert B. Goergen, Jr.; and

(vi)

one individual who is not otherwise an Affiliate of the Company or of any Shareholder and who is designated by mutual agreement of the other then-seated members of the Board and confirmed by the holders of a majority of the Company’s outstanding voting shares (measured on an as-converted basis), which individual as of the date of this Agreement is Wen Hsieh.

(c)

A Shareholder group shall be free to remove or replace its designee(s) in the Board at any time, including that the designee(s) may be replaced with an observer. The other Shareholders shall in such cases agree to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, to remove or replace a director (i) upon the written request of any Shareholder entitled to designate a director pursuant to Section 3.1.1(b) or (ii) if such director is no longer entitled or eligible to occupy such Board seat pursuant to the applicable conditions of Section 3.1.1(b).

(d)	In the event a Shareholder group with the right to designate a Board member chooses not to appoint one, such position in the Board shall be left vacant.

(e)

All Shareholders agree to execute any written consents required to perform the obligations of this Section 3.1.1, and the Company agrees to use commercially reasonable efforts to cause to be called a special meeting of shareholders for the purpose of electing, removing or replacing directors upon the written request of (i) any Person entitled to designate a director or (ii) the holders of the requisite number of shares of capital stock entitled to approve a director candidate pursuant to Section 3.1.1(b).

(f)

For clarity, to the extent that the election of a director pursuant to any of the foregoing clauses (b)(i) through (b)(vi) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the shareholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Certificate of Incorporation.

3.1.2	Costs; Insurance

(a)

The Company shall reimburse reasonable travel expenses and accommodation to each Board member to four (4) Board meetings per year. Unless the Board unanimously decides otherwise, no other travel costs or remuneration shall be paid to the Board members for participating in the Board meetings.

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(b)

The Company will use commercially reasonable efforts to cause its Directors and Officers liability insurance from a financially sound and reputable insurer to be maintained until such time as the Board determines that such insurance should be discontinued.

3.2	Medical Advisory Board

The Company shall have a medical advisory board to advise the Board and management. The medical advisory board consists of advisors designated by the Board from time to time.

4.	REPORTING AND ACCESS TO INFORMATION

(a)

The Company shall deliver, upon written request, to the Major Shareholders (i) statutory audited annual financial statements prepared in accordance with either, as determined by the Board in its sole discretion, the applicable U.S. generally acceptable accounting principles, consistently applied, within 180 days after the end of each financial year, and (ii) quarterly unaudited financial report within forty-five (45) days after the end of each of the first three quarters.

(b)

The Major Shareholders shall be entitled to obtain information relating to the Company (and any Group Company) from the Company and the Company’s auditor and other professional advisers. The Company undertakes to notify the Company’s auditors and professional advisers of this right.

(c)

The Major Shareholders and their authorized representatives shall have the right, by giving reasonable prior written notice, at any time during the Company’s office hours to examine the Company’s accounts, records, administration and economic position regarding any specific matters, and the Company shall make available personnel to reasonably assist in the examination of the documents, records and material. All costs for such an examination shall be borne by the Major Shareholder in question.

(d)

A Major Shareholder shall not have the access rights set forth in Sections 4(b) and (c) if the Board, in its sole discretion, deems that granting such Major Shareholder access rights would, directly or indirectly, lead to the Company’s Confidential Information being disclosed to a Company Competitor or would create a conflict of interest with such Major Shareholder or its Affiliates.

(e)

Each Shareholder hereby acknowledges and agrees that until the consummation of the earlier of the IPO or Direct Listing, as applicable, such Shareholder shall hereby be deemed to have unconditionally and irrevocably, to the fullest extent permitted by law, on behalf of such Shareholder and all beneficial owners of Shares (“Beneficial Owners”), waived, and does hereby so waive, any rights such Shareholder or a Beneficial Owner might otherwise have had under Section 220 of the DGCL (or under similar rights under other applicable law) to inspect for any proper purpose and to make copies and extracts from the Company’s stock ledger and its other books and records or the books and records of any subsidiary. This waiver applies only in such Shareholder’s capacity as a shareholder and does not affect any other information and inspection rights such Shareholder may expressly have pursuant to Sections 4(a), (b), and (c) of this Agreement. Each Shareholder hereby further warrants and represents that such Shareholder has reviewed this waiver with its legal counsel, and that such Shareholder knowingly and voluntarily waives its rights as a shareholder otherwise provided by Section 220 of the DGCL (or under similar rights under other applicable law).

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Oura Inc. — Shareholders Agreement

5.	TRANSFER OF EQUITY SECURITIES

5.1	General Provisions

(a)

The intention of the Parties is to conduct and develop the business of the Company so that the value of the Equity Securities is maximized. Therefore, each of the Parties agrees not to Transfer or otherwise dispose of, directly or indirectly, any of its Equity Securities except in compliance with all terms, conditions and provisions of this Agreement.

(b)

The Parties agree that the provisions of Section 5.7 (Redemptions) and Article VI of the Company’s Bylaws shall be for the protection and use against any Transfer in violation of this Agreement, as applicable, and that no approval is required and that the Parties will not use, and hereby waive, their right of redemption under Section 5.7 (Redemptions) and any right under Article VI of the Company’s Bylaws in connection with the Transfer of Equity Securities that is made in compliance with the provisions of this Agreement.

(c)	Each Party undertakes to without delay notify the Board in writing of any credible offer, actual or proposed, made to buy Equity Securities.

5.2	Restrictions on Transfer

(a)

Subject to the other provisions of this Section 5.2 and Section 5.8 (Permitted Assignees), all Transfers of Equity Securities shall be made subject to and in compliance with the provisions and requirements set out in Sections 5.3 (Right of First Refusal) and 5.5 (Tag-Along Right).

Each Shareholder Transferring Equity Securities as permitted under this Agreement shall, except in connection with a Drag-Along Sale or a transaction that would constitute a Deemed Liquidation Event, cause the transferee to unconditionally and irrevocably undertake to adhere to this Agreement (or a minority shareholders’ agreement, as determined by the Board).

(b)

Notwithstanding anything to the contrary in this Agreement, any Transfer of Equity Securities by any Shareholder, other than (i) a Transfer in connection with a Drag-Along Sale, (ii) a Transfer that would constitute a Deemed Liquidation Event, (iii) a Transfer permitted under Section 5.8 (Permitted Assignees), or (iv) a Transfer carried out by way of exercising the Tag-Along in accordance with Section 5.5 (Tag-Along Right), shall require the prior written consent of the Board. If the Board determines that the Transfer of Equity Securities proposed by a Shareholder in accordance with and subject to the foregoing is not in the best interest of the Company, then the Board can in its absolute discretion withhold such consent.

(c)

Each Party acknowledges and agrees that the restrictions on Transfers of Equity Securities set forth in this Agreement are reasonable in view of the purpose of this Agreement and the intentions of the Parties. Any attempt to Transfer Equity Securities in violation of this Section 5 shall be null and void and shall constitute a material breach of this Agreement.

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Oura Inc. — Shareholders Agreement

5.3	Right of First Refusal

(a)

Subject to Section 5.8 (Permitted Assignees), if a Shareholder (the “Selling Shareholder”) is entitled under Section 5.2(b) to and proposes in good faith to Transfer any Shares (or other Equity Securities) to one or more bona fide arms-length third parties pursuant to an understanding with such third parties (such Shares or Equity Securities, the “Offered Shares”), then the Selling Shareholder shall prior to the consummation of the proposed Transfer give the Company a written notice (the “Transfer Notice”) of the Selling Shareholder’s intention to make the Transfer, which shall include (i) the number of Shares being Transferred, (ii) the identity of the prospective transferee and (iii) the consideration and the other material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Shareholder has received a firm offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice.

(b)

The Company shall have the right for a period of twenty (20) Business Days following the receipt of the Transfer Notice to purchase all or any portion of the Offered Shares that such Selling Shareholder proposes to Transfer, at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

(c)

If the Company does not elect to purchase all of the Offered Shares pursuant to Section 5.3(a) through Section 5.3(b), the Selling Shareholder shall be permitted, subject to Section 5.5 (Tag-Along Right), for a period of twenty (20) Business Days from the expiration of the twenty (20) Business Day period following receipt of the Transfer Notice to enter into definitive agreements to Transfer all remaining Offered Shares to the bona fide purchaser referred to in the Transfer Notice at a price not less than the said share price and on the same terms and conditions. The time periods for transfer referred to above shall be subject to automatic extension for such reasonable period as may be required to satisfy any mandatory and suspensory antitrust or regulatory approvals which are required in connection with such transfer.

(d)

After the expiration of the period set out in Section 5.3(c), no sale shall be made without an offer being again made in respect of the Shares not previously disposed of pursuant to the foregoing provisions of this Section 5.3.

5.4	Drag-Along Right

(a)

Should the Company or any Shareholder (the “Drag-Along Sellers”) receive an offer from one or more bona fide arms-length third parties for a transaction constituting a Trade Sale (a “Trade Sale Offer”), and provided that such Trade Sale Offer is accepted by:

(i)	the Board;

(ii)	the Preferred Majority; and

(iii)	Shareholders holding a majority of the Common Shares (excluding Common Shares issuable or issued upon conversion of Preferred Shares),

then the Drag-Along Sellers shall be entitled to cause all the other holders of Equity Securities to sell or transfer a corresponding portion of their Equity Securities to such third parties simultaneously with the Drag-Along Sellers, or as applicable vote to support all corporate actions required to divest the Company’s assets, in each case on the same terms and conditions set forth in the Trade Sale Offer, with each holder of each class or series of the capital stock of the Company to receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock (the “Drag-Along Right”).

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Oura Inc. — Shareholders Agreement

(b)

In case the Drag-Along Sellers wish to exercise their Drag-Along Right, the Drag-Along Sellers shall deliver a written notice thereof to the other Shareholders (the “Drag-Along Notice”). The Drag-Along Notice shall include (i) the number of the Equity Securities or a specification of the assets subject to the intended Transfer, (ii) the identity of the prospective transferee, (iii) the cash or cash equivalent price at which such Transfer is proposed to be made, and (iv) the other material terms and conditions upon which the proposed Transfer is to be made.

(c)

Upon receipt of a Drag-Along Notice, the Parties hereby agree to execute and deliver all related documentation and do all acts necessary, appropriate and reasonably recommendable (including actions in person, by proxy or by action by written consent, as applicable, in the capacity of a shareholder or otherwise) for the implementation of the transaction contemplated by the Drag-Along Notice so as to safeguard the completion of the sale of the Equity Securities or the Company’s assets as efficiently as possible.

(d)

If a Shareholder fails to take all necessary requested actions and measures to consummate the transaction contemplated by a Drag-Along Notice, such Shareholder shall be deemed by signing this Agreement to have irrevocably appointed and authorized any of the Drag-Along Sellers to be its agent and attorney and to make all decisions, execute all documents and take such other measures that are necessary for a transfer of such Shareholder’s Equity Securities pursuant to this Section 5.4.

(e)	For the avoidance of doubt, the provisions of Section 5.2 (Restrictions on Transfer), Section 5.3 (Right of First Refusal) or Section 5.5 (Tag-Along Right) shall not apply to the Drag-Along Right.

5.5	Tag-Along Right

(a)

Subject to compliance with Sections 5.2 (Restrictions on Transfer) and 5.3 (Right of First Refusal), should any Shareholder or group of Shareholders (the “Tag-Along Sellers”) be entitled under Section 5.2(c) to and propose in good faith to Transfer (in a single transaction or a series of related transactions) all or part of their Shares to one or more bona fide arms-length third parties, then such Tag-Along Seller shall procure that all Major Shareholders holding Shares of the same or a more senior Share class (each, a “Tag-Along Shareholder”) shall then have the right, but not the obligation, to transfer a corresponding portion of their Shares of the same or more senior Share class to such proposed third parties simultaneously with the Tag-Along Seller on the same terms and conditions as offered by the third party purchaser to the Tag-Along Seller (the “Tag-Along Right”).

(b)

The Tag-Along Sellers shall deliver to the Major Shareholders a written notice of a transaction entitling the Major Shareholders to use their Tag-Along Right set forth in Section 5.5(a) (the “Tag-Along Notice”). The Tag-Along Notice shall include (i) the number and type of the Shares subject to the intended Transfer, (ii) the identity of the prospective transferee, (iii) the cash or cash equivalent price per Share at which such Transfer is proposed to be made, and (iv) the other material terms and conditions upon which the proposed Transfer is to be made. A Major Shareholder wishing to exercise its Tag-Along Right shall deliver a written notice thereof to the Tag-Along Sellers within ten (10) Business Days of service of the Tag-Along Notice.

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Oura Inc. — Shareholders Agreement

(c)

The number of Shares that each Tag-Along Shareholder may sell shall be equal in the aggregate to the product obtained by multiplying (i) the aggregate number of Shares to be Transferred by (ii) a fraction, the numerator of which is the number of Shares held by such Tag-Along Shareholder on the date of the Tag-Along Notice, and the denominator of which is the total number of Shares owned by the Tag-Along Seller and all of the other Tag-Along Shareholders (in each case on an as-converted basis) on the date of the Tag-Along Notice.

(d)

For the avoidance of doubt, the provisions contained in Section 5.2(c) or Section 5.3 (Right of First Refusal) shall not apply to the Tag-Along Shareholders’ Transfer of Shares pursuant to the Tag-Along Right.

(e)

In case the proposed purchaser refuses to purchase the Shares of the Tag-Along Shareholder(s) as set forth above, then the Tag-Along Sellers shall not be entitled to sell and Transfer any Shares to the proposed third party purchaser(s).

(f)

The provisions of this Section 5.5 (Tag-Along Right) shall not apply (i) in the case of a holder of Preferred Shares, to the transfer or sale of Preferred Shares; or (ii) in the case of a holder of Common Shares, to the sale by each such holder of up to 10% of the Common Shares held, or exercisable pursuant to an option, by such holder that are not subject to any vesting requirements as of the date of this Agreement.

5.6	Additional Provisions Related to the Drag-Along Right and Tag-Along Right

Notwithstanding anything contained in Section 5.4 (Drag-Along Right) or Section 5.5 (Tag-Along Right) to the contrary, in connection with the exercise of the Drag-Along Right or the Tag-Along Right:

(a)

Upon consummation of the sale, each Shareholder of the same class or series of Equity Securities participating therein will receive the same form and amount of consideration per Share; provided that if such sale constitutes a Deemed Liquidation Event, the proceeds shall be allocated among the classes of Shares in accordance with the Certificate of Incorporation and this Agreement. If different classes or series of Shares are to be sold in such a sale and such sale does not constitute a Deemed Liquidation Event, the purchase price to be received shall be allocated after taking into account the relative value of the securities being transferred by each such Shareholder. The Board shall determine in good faith such relative value of each series and class of Shares to be sold in such transaction.

(b)

Each Shareholder shall (i) make such representations, warranties and covenants and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer and (ii) be required to bear its proportionate share of any escrows, holdbacks or adjustments in respect of the purchase price or indemnification obligation, provided that no Shareholder shall be obligated to (A) provide indemnification other than on a several (and not joint) basis or (B) incur any liability to any Person in connection with the proposed Transfer (including under the indemnification) in excess of the lesser of its pro rata share of such liability and the proceeds realized by such Shareholder in such sale.

(c)

In connection with any potential transaction or study of a transaction that may result in an exercise of the Drag-Along Right, the Board may decide to engage, on customary terms, a nationally recognized investment banking firm selected by the Board to provide financial advisory services to the Company, the Drag-Along Sellers and the other Shareholders. The Company shall pay the fees and expenses of such investment banking firm.

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Oura Inc. — Shareholders Agreement

(d)

No Shareholder is required to agree (unless such Shareholder is a Company director or employee) to any restrictive covenant in connection with the proposed Transfer (including without limitation any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the proposed Transfer) or any release of claims other than a release in customary form of claims arising solely in such Shareholder’s capacity as a shareholder of the Company.

(e)

Each Shareholder and its Affiliates are not required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective Affiliates, except that the Shareholder may be required to agree to terminate the investment-related documents between or among such Shareholder, the Company and/or other Shareholders of the Company.

(f)

Each Party to this Agreement hereby constitutes and appoints as the proxies of the Party and hereby grants a power of attorney to the Managing Director of the Company, and a designee of the Drag-Along Sellers, and each of them, with full power of substitution, with respect to votes regarding any proposed Transfer pursuant to Section 5.3 (Right of First Refusal), and hereby authorizes each of them to represent and vote, if and only if the party (i) fails to vote following the notice period set out below, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of Section 5.3 (Right of First Refusal) of this Agreement or to take any action reasonably necessary to effect Section 5.3 (Right of First Refusal) of this Agreement. The power of attorney granted hereunder shall authorize the Managing Director of the Company to execute and deliver the documentation referred to in Section 5.6(e) on behalf of any party failing to do so within five (5) Business Days of a request by the Company. Each of the proxy and power of attorney granted pursuant to this Section 5.6(f) is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 9 (Term and Termination) hereof. Save for any voting rights agreement that a Party may enter into or may have entered into, each Party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 9 (Term and Termination) hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement, arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

5.7	Redemptions

(a)

The Company has the primary right to redeem Common Shares that have been Transferred to a third party in violation of this Agreement (the “Void Shares”). The right of redemption may be exercised partially or in full.

(b)

Should the Company not use its primary redemption right, the following parties (together with their respective Affiliates) shall, for as long as they remain Shareholders, have a secondary right of redemption of the Void Shares: Bedford, JAZZ, Forerunner, Block, Lifeline, Shuman, Fidelity, and ICONIQ (the “Redemption Shareholders”). Should more than one Redemption Shareholder wish to use their redemption right, the Board shall divide the Void Shares among those wishing to redeem the Void Shares in proportion to their holdings of Preferred Shares. If the Void Shares cannot be equally divided, the remaining Void Shares shall be distributed by lot among those Redemption Shareholders wishing to redeem the Void Shares.

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Oura Inc. — Shareholders Agreement

(c)

The Company shall within twenty (20) Business Days of the earlier of (i) the Board receiving a written notice of the Transfer or (ii) otherwise becoming aware of such Transfer, present its redemption claim to the transferee or notify the transferee that the Company does not intend to use its redemption right.

(d)

The Board shall within twenty (20) Business Days of the earlier of (i) the Board receiving a written notice of Transfer or (ii) otherwise becoming aware of such Transfer, notify the Redemption Shareholders of whether the Company will use its redemption right. If the Company does not use its redemption right, the notification shall include the redemption price and the date by which the redemption claim shall be made.

(e)

The Redemption Shareholders shall present their redemption claims to the Company in writing within ten (10) Business Days of receipt of the notification of whether the Company will exercise its redemption right.

(f)

Should the Redemption Shareholders redeem any Void Shares, the redemption price shall be paid to the Board in cash or by bank transfer to a bank account indicated by the Board within two (2) weeks of the respective redemption claim. The Board shall ensure the payment of the redemption price to the Person entitled thereto.

(g)

The right of redemption of the Company and the Redemption Shareholders set out in this Section 5.7 shall not apply to the sale of a number of Common Shares equaling a maximum of 10% of the common shares held by a Shareholder in the Company’s predecessor entity, Oura Health Oy, as at 22 December 2020 (as equitably adjusted for any share split, combination or equivalent after such date).

5.8	Permitted Assignees

(a)

Each Shareholder shall be entitled to transfer all or any of its Equity Securities to an Affiliate that is wholly-owned or Controlled by such Shareholder, who is not a natural person, provided that such transfer is not prohibited in other documents governing such Equity Securities and that:

(i)	such Affiliate in writing undertakes to adhere to this Agreement and to act in accordance with this Agreement and to fulfil its obligations and liabilities hereunder;

(ii)

such Shareholder warrants that such Affiliate is and will continue to be a wholly-owned Affiliate of or Controlled by the Shareholder for as long as the Affiliate holds any Equity Securities, or, if such Shareholder is an Employee Shareholder, the Employee Shareholder warrants that he/she is and continues to be for as long as the Affiliate holds any Equity Securities the sole owner and sole ultimate beneficiary of all outstanding shares and other securities entitling to shares or other interests in such Affiliate and that such Affiliate does not have any operational activity;

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Oura Inc. — Shareholders Agreement

(iii)

such Shareholder warrants that such Affiliate is not insolvent or threatened by insolvency and that it will not voluntarily apply for bankruptcy for the Affiliate or in any manner participate, facilitate or co-operate in the Affiliate becoming subject to bankruptcy or other insolvency proceedings for as long as the Affiliate holds any Equity Securities; and

(iv)

such Shareholder in writing undertakes not to Transfer any shares or other securities entitling to shares or other interests in such Affiliate without the prior written consent of the Board as long as such Affiliate holds any Equity Securities.

(b)

Subject always to specific terms concerning Equity Securities (including, without limitation, any option vesting terms), each Shareholder may Transfer Equity Securities (i) by way of the liquidation of community property between spouses, or (ii) under the applicable legislation concerning inheritance or to a third party by way of testament or will; provided that the Company or a party appointed by the Board shall have the right, within sixty (60) days from the effective date of such Transfer, to redeem such Transferred Equity Securities from the transferee spouse, the estate or other transferee at Fair Market Value. The Board shall in good faith determine the purchase price payment schedule of such Equity Securities, taking into account the Company’s solvency situation.

(c)

Each Shareholder being an investment fund constituted in the legal form of a limited partnership with a fixed term (“LP Fund”) may transfer all of its Equity Securities to a third party at the end of such fixed term, provided that in such transaction (i) the LP Fund transfers at least two (2) portfolio companies (including the Company) to such acquirer, (ii) the acquirer is a financial investor, and (iii) the acquirer is not a Company Competitor.

(d)	The provisions contained in Section 5.3 (Right of First Refusal), Section 5.4 (Drag-Along Right) and Section 5.5 (Tag-Along Right) shall not apply to Transfers made pursuant to this Section 5.8.

6.	SHARES HELD BY EMPLOYEE SHAREHOLDERS

6.1	Vesting of Incentive Equity Securities

The Board shall at its discretion set the specific terms of any grant agreements relating to incentive Equity Securities; provided, however, that any option rights or other incentive Equity Securities granted to the Group Companies’ management and/or employees after the date of this Agreement shall in each instance be subject to a four (4) year vesting schedule with the first 25% of the Equity Securities vesting on the first (1st) anniversary of the grant and the remaining 75% vesting monthly over the following three (3) years, unless otherwise decided by the Board on a case-by-base basis.

7.	COVENANTS AND UNDERTAKINGS

7.1	Intellectual Property Rights

(a)

Employee Shareholders acknowledge and confirm that all Intellectual Property which has arisen or will later arise in conjunction with the Business as well as all technical capability and expertise (know-how) which has arisen or will arise in the Company and all the rights relating thereto are and (in respect of future rights) shall be the exclusive property of the Company.

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Oura Inc. — Shareholders Agreement

(b)

By signing this Agreement, the Employee Shareholders transfer (and the Founders confirm having transferred previously) all rights, title to and interest in any such Intellectual Property created in connection with the Company’s operations or Business held by them to the Company and warrant that they have no claims against the Company regarding the Intellectual Property.

(c)	The Company further undertakes to ensure that all employees are at all times bound by undertakings that ensure the transfer and assignment of Intellectual Property to the Company.

(d)

Each Employee Shareholder and Founder further undertakes that, at the request of the Company, he/she/it will do all reasonable things which are, or which the Company considers to be, necessary to vest all rights and title to and interest in any Intellectual Property in the Company as absolute legal and beneficial owner.

(e)	The Parties agree to safeguard and protect the Intellectual Property owned or used in the Business in the best possible way.

(f)	What is said in this Section 7.1 about the Intellectual Property of the Company shall apply, mutatis mutandis, in respect of each Group Company.

7.2	Confidentiality

(a)

Each Shareholder agrees that such Shareholder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any Confidential Information obtained from any Group Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such Confidential Information (A) is known or becomes known to the public in general (other than as a result of a breach of this Section 7.2 by such Shareholder), (B) is or has been independently developed or conceived by the Shareholder without use of the Confidential Information of any of the Group Companies, or (C) is or has been made known or disclosed to the Shareholder by a third party without a breach of any obligation of confidentiality such third party may have to any of the Group Companies; provided, however, that a Shareholder may disclose Confidential Information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Shares from such Shareholder, if such prospective purchaser agrees to be bound by the provisions of this Section 7.2; (iii) to any Affiliate, partner, member, Shareholder, or wholly owned subsidiary of such Shareholder in the ordinary course of business, provided that such Shareholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Shareholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

(b)

Notwithstanding the foregoing, in the event of a conflict between Section 7.2(a) and the confidentiality obligations of any agreement (the “Services Agreement”) between a Group Company and a Shareholder provides services to the company as an employee, consultant or other service provider, the terms of the Services Agreement shall apply.

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Oura Inc. — Shareholders Agreement

7.3	Non-Competition and Non-Solicitation

(a)

To the extent permissible under applicable law, each Employee Shareholder and Founder undertakes for as long as he or she is (or has been) in an employment or service relationship with a Group Company and for a period of twelve (12) months thereafter without the prior written consent of the Board, not to, directly or indirectly, engage in, assist, or have any interest in, own assets or shares (other than shares in publicly traded companies that do not allow such holder to exercise any material control in terms of the relevant business or operations) in or act as an agent or an advisor or consultant to any Company Competitor.

(b)

In case the employment or service relationship of an Employee Shareholder is terminated during the term of this Agreement by a Group Company without grounds which would be considered valid grounds for dismissal for employee related reasons under Section 2 of Chapter 7 or Section 1 of Chapter 8 of the Finnish Employment Contracts Act or is cancelled during the term of this Agreement by the Employee Shareholder on grounds stipulated under Section 1 of Chapter 8 of the Finnish Employment Contracts Act (including, for the avoidance of doubt, in case of failure by the relevant Group Company to pay salaries due to other than temporary financial distress and in any event should such inability to pay salaries continue for a consecutive period of three (3) months), the above non-competition undertaking shall, however, end immediately upon the end of the employment or service relationship. The immediately preceding sentence shall apply to the employment or service relationship regardless of whether the Finnish Employment Contracts Act applies formally to such relationship.

(c)

Each of the Employee Shareholders and Founders undertakes for as long as he/she is (or has been) in an employment or service relationship with a Group Company and for a period of twelve (12) months thereafter without the prior written consent of the Board, not to, directly or indirectly, solicit for employment or advise, or recommend to any other Person that he/she would employ or solicit for employment, any Person employed by a Group Company at that time. The above is not applicable with regard to any Person who responds to a general, public advertisement or sends an unsolicited application.

(d)

This Section 7.3 shall not prohibit the Employee Shareholders from carrying out the current activities and ownership interests listed in Schedule 7.3(d) or such other activities approved by the Board from time to time, which activities shall not be considered as competing activities or a breach against the working commitment contained in this Agreement as long as said activities are carried out substantially in the magnitude and scope currently conducted or as otherwise presented to the Board.

(e)	The Employee Shareholders and Founders acknowledge that:

(i)	the restrictions set forth in this Section 7.3 are reasonable and necessary for the protection of the Company and must be given full effect;

(ii)	a failure to comply with the obligations reduce the value of the Company; and

(iii)	they have, with the arrangements set out in this Agreement, received adequate compensation for any loss or inconvenience which the undertaking in this Section 7.3 may later cause to them.

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Oura Inc. — Shareholders Agreement

(f)

The Parties acknowledge that some of the Shareholders are active in the private equity and venture capital business or is a corporation that is a strategic investor, and that the obligations set forth in this Section 7.3 shall not in any way restrict any Shareholder other than the Employee Shareholders from making or maintaining any investments or from serving as or appointing a director or representative on the board of directors (or equivalent body) of such investee companies.

(g)

The Parties agree that all employees and managers of the Group Companies shall, in the interest of the Group Companies, to the extent deemed necessary by the relevant Group Company and possible under the applying laws, enter into written agreements containing sufficient undertakings as regards non-competition, non-solicitation and confidentiality.

(h)

Notwithstanding anything in this Section 7.3 to the contrary, the restrictions set forth in this Section 7.3 shall only be enforceable in jurisdictions where such restrictions are permissible under applicable law. In jurisdictions where such restrictions are deemed unenforceable, this provision shall be considered void and of no effect solely with respect to the applicable Employee Shareholders and Founders.

7.4	Co-operation

(a)

The Parties undertake to execute, make and do all such assurances, documents, acts and things as may be necessary for effectively carrying out the terms, including any waivers thereof, of this Agreement.

(b)

The Parties also undertake to vote and act, whether in person, by proxy or by action by written consent, as applicable, in such a manner as to ensure that all the provisions of this Agreement, including any waivers thereof, are observed and performed.

7.5	Tax Covenants

(a)

The Company will use reasonable best efforts to not withhold any tax against any amounts payable or distributable to the Shareholders or their Partners without first providing notice of such withholding tax and a reasonable opportunity for the Shareholders or their Partners to obtain reduced rates of withholding or available exemptions prior to withholding, if any.

(b)	The Company shall regularly consult with its U.S. tax advisors to ensure compliance with the covenants set forth in this Section 7.5.

8.	BREACH OF THE AGREEMENT

8.1	Transfer of Administrative Rights

If a Party that is in material breach of the terms of this Agreement (the “Breaching Party”) does not remedy its breach within ten (10) days after being notified of the breach, the Breaching Party shall be deemed by signing of this Agreement to have irrevocably authorized a Person appointed by the Board to be his agent and attorney entitled to use his voting rights attached to the Breaching Party’s Equity Securities for as long as such breach has not been remedied.

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Oura Inc. — Shareholders Agreement

8.2	Pledge

(a)

As continuing security for the due and punctual fulfillment of its Secured Obligations under this Agreement, each Minority Shareholder irrevocably and unconditionally pledges with first ranking priority to the Company all title, right and interest in, to and under all Equity Securities and all other rights and benefits of any kind accruing or deriving from such Equity Securities, including dividends and other payments in respect of the Equity Securities (whether in cash or in kind) and the possible right to participate in an issue of Equity Securities (the “Pledge”).

(b)

All dividends and other payments in respect of the Pledged Instruments shall be (i) paid to the relevant Minority Shareholder for as long as no breach of the Secured Obligations by such Minority Shareholder is continuing (provided that any subsequently issued Equity Securities form part of the Pledge and the warranty in Section 8.2(c) is given also in respect of such Equity Securities as of when they are subscribed for by, and allotted to, such Minority Shareholder); or (ii) withheld by the Company following a breach of the Secured Obligations by the relevant Minority Shareholder and for as long as such breach is continuing.

(c)

Each Minority Shareholder undertakes to, at and in accordance with the Company’s request, take any action otherwise required from time to time in order to perfect, preserve, protect or enforce the Pledge, including to provide evidence of the fulfilment of such Minority Shareholder’s obligations pursuant to this Section 8.2(c).

(d)

Following a breach of a Minority Shareholder’s liabilities or obligations under this Agreement and for as long as such breach is continuing, the Company may enforce the Pledge (wholly or partly) by private or public sale, auction or in such manner and on such terms as the Company deems appropriate (such possible enforcement to be subject to the decision-making procedures set forth in this Agreement).

(e)

(e) The Company may decide, which Pledged Instruments shall be applied towards the satisfaction of the Secured Obligations and in what order. The Pledge is not affected in any way by any variation, extension, waiver, compromise or partial release under this Agreement of any security or guarantee from time to time granted in respect thereof.

9.	TERM AND TERMINATION

(a)

This Agreement will become effective and binding on each Party upon signing and shall remain in force for as long as such Party holds Equity Securities in the Company, or until otherwise agreed between the Parties in writing.

(b)

A Transfer of Equity Securities in breach of the terms of this Agreement shall, however, not release the transferor from its obligations hereunder. Termination of this Agreement (either with respect to all Parties or with respect to a particular Party) shall not release the Parties or such Party, as the case may be, from any liability under any obligation pursuant to this Agreement, which at the time thereof has already fallen due for performance or any prior breach of this Agreement. This Agreement, other than as set forth in Section 9(c), shall expire immediately prior to the first to occur of (i) the consummation of a Deemed Liquidation Event and (ii) the effectiveness of the registration statement filed in connection with an IPO or Direct Listing

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(c)

This Agreement shall remain binding on a Party even after such Party has ceased to be a party to this Agreement and/or, as the case may be, after the termination of this Agreement with respect to all Parties, to the extent the context so requires in order to safeguard the rights of the Parties and the exercise of the provisions agreed upon herein. In particular, Sections 7.2 (Confidentiality), 7.3 (Non-Competition and Non-Solicitation), 9 (Term and Termination), 10.1 (Force Majeure)-10.2 (Amendments), 10.4 (Assignment)-10.14 (Titles and Subtitles), and 10.16 (Further Assurances)-10.18 (Costs of Enforcement) shall survive the termination of this Agreement.

10.	OTHER PROVISIONS

10.1	Force Majeure

(a)

A Party shall not be liable for its failure to fulfill or for a delay in fulfilling its obligations where such failure is due to causes beyond its reasonable control, which prevents the fulfillment of this Agreement and could not be avoided or overcome without unreasonable expense (a “Force Majeure Event”).

(b)

The Party whose performance of a term or terms of this Agreement is prevented or delayed by a Force Majeure Event must advise the other Parties by notice in writing of the occurrence of the Force Majeure Event as soon as possible, and must do all things reasonably possible to mitigate any loss being caused to the other Parties or the Company by reason of the Force Majeure Event. The Party shall also notify the other Parties of the termination of the Force Majeure Event.

(c)	Upon the occurrence of a Force Majeure Event, the Parties agree to negotiate in good faith to resolve or mitigate the consequences of such Force Majeure Event.

10.2	Amendments

(a)

Any amendment or modification of this Agreement that has been made in writing and signed by duly authorized representatives of the Shareholders representing at least fifty percent (50%) of the outstanding votes of the Company, including at least fifty percent (50%) of the votes represented by the Preferred Shares, at the time of such amendment or modification, is valid and binding upon all Parties hereto, except where such amendment or modification (i) has a disproportionate disadvantageous impact on the rights and obligations of any series of Preferred Shares compared to the other series of Preferred Shares, in which case the amendment or modification is subject to the consent of the holders of a majority of such series of Preferred Shares, or (ii) has a disproportionate disadvantageous impact on the rights and obligations of a Shareholder who has not supported such amendment or modification, in which case the amendment or modification is subject to the consent of such Shareholder.

10.3	Additional Parties

Notwithstanding anything to the contrary contained herein, if the Company issues additional Shares after the date hereof, the Person acquiring such Shares, as a condition to the issuance of such Shares, shall become a party to this Agreement by executing and delivering a counterpart signature page to this Agreement agreeing to be bound by and subject to the terms of this Agreement as a Major Shareholder or Minority Shareholder, as applicable, hereunder. Each such Person shall thereafter be deemed a Shareholder for all purposes under this Agreement. The Company shall update Schedule A to include such purchaser as a Shareholder, as applicable, but failure to update Schedule A shall not negate such Person’s rights and obligations pursuant to this Agreement.

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Oura Inc. — Shareholders Agreement

10.4	Assignment

This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the Parties and their respective legal successors, and shall not be assignable by any Party, whether in whole or in part, unless otherwise herein expressly stated or, subject to Section 9(b), in connection with a Transfer of Equity Securities in accordance with this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.5	Aggregation of Shares

All Shares held or acquired by a Shareholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

10.6	Notices

(a)

All notices, demands and other communication arising out of or relating to this Agreement are to be in writing in the English language and sent by first class (registered) mail, fax or e-mail to the relevant Party at the address, fax number or e-mail set out in the Company’s book and records. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to shareholder.inquiries@ouraring.com. Notices and other communication will be deemed to have been received by the relevant Party (i) on the third (3rd) Business Day after the day of mailing if sent by first class (registered) mail; or (ii) on the day of transmission if sent by fax or e-mail, provided that a confirmation of successful transmission has been obtained or, in the case of e-mail, no notice of unsuccessful transmission has been obtained.

(b)

Each Shareholder consents to the delivery of any stockholder notice pursuant to the DGCL, as amended or superseded from time to time, by electronic mail pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Shareholder’s name on the Schedule hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic mail is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Shareholder agrees to promptly notify the Company of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.

(c)	Each Party shall promptly notify the Company of any change to any of the notice details set out in the Company’s books and records. Such notice shall state the date on which such change takes effect.

10.7	Entire Agreement

This Agreement represents the entire understanding and agreement between the Parties with respect to its subject matter and supersedes all prior agreements, understandings, negotiations and communications relating to such subject matter unless otherwise specifically stated in this Agreement.

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Oura Inc. — Shareholders Agreement

10.8	Interpretation

(a)	The fact that a Party has drafted or participated in drafting this Agreement or any provisions hereof does not in any way affect the interpretation of this Agreement to the disadvantage of such Party.

(b)	The headings and the table of contents of this Agreement are for convenience of reference only and do not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

10.9	Schedules Incorporated

Each Schedule to which reference is made herein and which is attached hereto is deemed incorporated in this Agreement by such reference.

10.10	Waivers

(a)

Any waiver relating to this Agreement shall be made in writing and shall have no effect before signed by the Party waiving compliance with this Agreement. Failure by any Party at any time to require performance of any provisions of this Agreement does not affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this Agreement is not a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(b)

The pre-emptive rights set forth in Section 2.1 (Future Financing and Pre-Emptive Rights) shall not be waived with respect to an offering unless all Major Shareholders are provided with the opportunity to purchase Equity Securities on similar terms and price and in proportionally similar amounts as to the other Major Shareholders who are participating in such offering.

(c)

Amendments and waivers to the voting rights provided to Series D Preferred Shareholders and Series E Preferred Shareholders shall require consent of the holders representing no less than 50% of the outstanding Shares of the applicable series of Preferred Shares.

10.11	Severability

If any provision of this Agreement is declared to be invalid or unenforceable, the remaining provisions of this Agreement are not affected thereby but remain in full force and effect and are binding upon the Parties. Without prejudice to the aforesaid, the Parties shall attempt through negotiations in good faith to replace the invalid or unenforceable provision with a provision closest to the mutually intended meaning of such provision and the spirit of this Agreement. The failure of the Parties to reach an agreement on a replacement provision does not affect the validity of the remaining part of this Agreement.

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Oura Inc. — Shareholders Agreement

10.12	Governing Law

This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

10.13	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.14	Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.15	Share Certificate Legend

Each certificate, instrument, or book entry representing any Shares issued by the Company hereof shall be notated by the Company with a legend reading substantially as follows:

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A SHAREHOLDERS AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT SHAREHOLDERS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE RESTRICTIONS ON TRANSFER SET FORTH THEREIN.

The Company, by its execution of this Agreement, agrees that it will cause the certificates, instruments, or book entry evidencing the Shares issued after the date hereof to be notated with the legend required by this Section 10.15 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Section 10.15 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement. In the event of any issuance of Shares or the voting securities of the Company hereafter to any of the Shareholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in this Section 10.15.

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Oura Inc. — Shareholders Agreement

10.16	Further Assurances

At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to carry out the intent of the Parties hereunder.

10.17	Arbitration

Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by Judicial Arbitration and Mediation Services, Inc. (“JAMS”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by JAMS. The arbitration shall take place in San Francisco, California, in accordance with the JAMS rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Delaware Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

WAIVER OF JURY TRIAL: TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

10.18	Costs of Enforcement

Each party will bear its own costs in respect of any disputes arising under this Agreement.

[signature pages follow]

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